UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  May 31, 2017
DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7030 Park Centre Drive
Cottonwood Heights, Utah 84121
 (Address of principal executive offices, including zip code)
(801) 568-7000
(Registrant's telephone number, including area code)
N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07   Submission of Matters to a Vote of Security Holders.
On May 31, 2017, Dynatronics Corporation, a Utah corporation (the "Company"), held a special meeting of shareholders ("Special Meeting").  The date for determining eligibility to vote at the Annual Meeting (the "Record Date") was April 13, 2017.  Holders of an aggregate of 5,316,453 shares of the Company's common stock, no par value per share (the "Common Stock"), and, on an as-converted basis, the Company's Series A 8% Convertible Preferred Stock, no par value per share (the "Series A Preferred"), as of the close of business on the Record Date were entitled to vote at the Special Meeting. Holders of an aggregate of 3,576,203 shares of Common Stock, or approximately 67.3% of Common Stock (including, on an as-converted basis, the Series A Preferred Stock, as indicated above) entitled to vote, were present or represented by valid proxy at the Special Meeting.
The shares of the Company's Series A Preferred are entitled to be voted with the Common Stock on an as-converted basis, one vote for each share of Common Stock issuable upon an assumed conversion of the Series A Preferred; provided, however, that the voting rights of the Series A Preferred issued prior to December 28, 2016 are also subject to limitations of a rule of The NASDAQ Stock Market.  The "Voting Rights Rule" as applied to the Series A Preferred issued prior to December 28, 2016, limits the number of "as-if-converted common shares" that may be voted by a Series A Preferred shareholder to the number of shares of Common Stock issuable upon conversion of the Series A Preferred held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred for its Series A Preferred, divided by (y) the greater of (i) $2.50 and (ii) the market price of the Common Stock on the trading day immediately prior to the date of issuance of such holder's Series A Preferred shares.  On the date immediately prior to the date of issuance of the Series A Preferred, the trading price of the Common Stock was $3.23 per share.
The following is a brief description of each proposal submitted to a vote at the Special Meeting, as well as the final voting results with respect to each proposal. For more information about these proposals, please refer to the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2017 ("Proxy Statement").
1. Shareholders voted to approve, for purposes of complying with NASDAQ Listing Rule 5635, the issuance of our Common Stock (or securities convertible into or exercisable for Common Stock): (A) representing more than 19.99% of the issued and outstanding Common Stock or voting power of the Company on the date of issuance in connection with the payment of dividends in lieu of cash with respect to, or the redemption or otherwise of, shares of our Series A Preferred, including the exercise of accompanying warrants issued pursuant to the terms of that certain Securities Purchase Agreement dated December 28, 2016, among the Company and certain accredited investors named therein, as well as (B) to insiders (officers, directors, employees and consultants) of the Company by payment of dividends with respect to or upon redemption of the Series A Preferred, at prices less than market prices ("Proposal One"). The results of the voting included 3,489,871 votes "FOR" Proposal One, 64,281 votes "AGAINST" Proposal One, and 22,051 abstentions.

2. Shareholders voted to approve, for purposes of complying with NASDAQ Listing Rule 5635, the issuance of shares of Common Stock, (or securities convertible into or exercisable for Common Stock): (A) representing more than 19.99% of the outstanding common stock or voting power of the Company in connection with (i) that certain Unit Purchase Agreement dated March 21, 2017 (the "Unit Purchase Agreement"), among the Company and certain accredited investors named therein, (ii) any future issuance of the unissued shares of Common Stock, shares of the Company's Series B Preferred Stock ("Series B Preferred") and warrants underlying the unpurchased Units (as defined in the Unit Purchase Agreement) (a "Future Issuance"), or (iii) in connection with the acquisition of Hausmann Industries, Inc., on terms described in the Proxy Statement; and (B) in connection with the Unit Purchase Agreement or any Future Issuance to insiders at less than market prices, including the issuance of Common Stock to insiders for the payment of dividends with respect to or upon conversion or redemption of the Series B Preferred Stock ("Proposal Two").  The results of the voting included 3,460,084 votes "FOR" Proposal Two, 94,056 votes "AGAINST" Proposal Two, and 22,063 abstentions.

Item 8.01  Other Events.
Following the Special Meeting, the Company issued 959,000 shares of Common Stock to investors who had agreed pursuant to the Unit Purchase Agreement to defer issuance of such shares (the "Deferral Shares") until shareholder approval had been obtained at the Special Meeting.  Upon issuance of the Deferral Shares, there are a total of 4,646,992 shares of Common Stock issued and outstanding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DYNATRONICS CORPORATION

By: /s/ Kelvyn H. Cullimore
Kelvyn H. Cullimore, Jr.
Chief Executive Officer
Date: June 1, 2017